MORRIS PUBLISHING OBTAINS FORBEARANCE
 ON OVERDUE INTEREST PAYMENT

AUGUSTA, Ga.—April 24, 2009— Morris Publishing Group, LLC announced today that it has obtained forbearance until May 28, 2009 with respect to its failure to make a $9.7 million interest payment on its senior subordinated notes. The interest payment originally was due Feb. 1, 2009.  Holders of more than 80 percent of the outstanding amount of senior subordinated notes agreed to the forbearance.

Morris Publishing’s senior bank group also agreed to waive until May 28, 2009 the cross default arising from the overdue interest payment on the senior subordinated notes.

Morris Publishing Group, LLC is a privately held media company based in Augusta, Ga. Morris Publishing currently owns and operates 13 daily newspapers as well as nondaily newspapers, city magazines and free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit our Web site, morris.com.

For further information, please contact:
Craig S. Mitchell
Senior Vice President of Finance
Morris Communications Company, LLC
706-823-3236